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                                                                      EXHIBIT 11



                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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
                          FOR THE THREE MONTHS ENDED SEPTEMBER 30,   FOR NINE MONTHS ENDED SEPTEMBER 30,
                                  1997              1996                1997             1996
                                  ----              ----                ----             ----
        Net income............ $11,559,642       $7,051,929          $29,253,250           $18,690,603
                               ===========       ==========          ===========           ===========
        Weighted average
        number of shares of
        common stock
        outstanding...........  26,180,365       25,736,038           26,044,262            25,377,470
        Net effect of
        dilutive stock
        options--based on the
        treasury stock method
        using average market
        price.................  3,358,155        2,500,230            2,980,971             2,101,960
                                ---------        ---------            ---------             ---------

        Total weighted
        average number of
        shares of common
        stock and common
        stock equivalents
        outstanding...........  29,538,520       28,236,268           29,025,233            27,479,430
                                ==========       ==========           ==========            ==========

        Net income per common
         share................       $0.39            $0.25               $ 1.01              $   0.68

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